UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                                FORM 8-K

                             CURRENT REPORT
  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                     Date of Report: August 25, 2006
                    (Date of earliest event reported)

                            FNB CORPORATION
          (Exact name of registrant as specified in its charter)

   Virginia
(State or other              000-24141                 54-1791618
 jurisdiction of            (Commission             (I.R.S. Employer
 incorporation)              File Number)            Identification No.)

                            105 Arbor Drive
                     Christiansburg, Virginia 24068
            (Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:  540-382-4951

                                 n/a
      (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

Entry into Change in Control Agreement with Executive Officer

     On August 25, 2006, FNB Corporation (the Corporation) entered into a Change in Control Agreement with David W. DeHart, Market President of the New River Valley and Director of Commercial Banking (the Agreement).

     The Agreement provides for severance payments and certain other benefits if Mr. DeHart's employment terminates under specified conditions after a "change in control" (as defined in the Agreement) of the Corporation. Payments and benefits will be paid under the agreement only if, within one year following a change in control, Mr. DeHart (i) is terminated involuntarily without "cause" (as defined in the Agreement) and not as a result of death or disability or mandatory retirement, or (ii) terminates his employment voluntarily for "good reason" (as defined in the Agreement). "Change in control" is defined generally to include (i) consummation of certain corporate reorganizations in which the Corporation's historic shareholders hold less than a majority of the resulting or purchasing company, (ii) certain changes in the composition of the Corporation's Board of Directors, (iii) consummation of a merger of the Corporation with or into another person, or (iv) the sale or transfer of substantially all of the Corporation's assets to another person.

     Pursuant to the Agreement, effective August 25, 2006, in the event of a covered termination following a change in control, Mr. DeHart will be entitled to receive a lump sum severance payment equal to Mr. DeHart's Annual Direct Salary, which is defined as Mr. DeHart's fixed, gross, base annual salary at the time of termination not including any benefits, bonuses, incentives, or other compensation. Mr. DeHart will also be entitled (i) to a continuation of employee welfare benefits for one year after his termination date, and (ii) to the extent not previously paid or provided, to receive any other amounts or benefits required to be paid or provided or which Mr. DeHart is eligible to receive under any compensation arrangement, plan, program, policy, or practice or contract or agreement (such benefits in clause
(ii), Other Benefits).

     The total payments and benefits payable, including any parachute payments otherwise made, to Mr. DeHart may not exceed the maximum amount that may be paid without the imposition of a "golden parachute" federal excise tax on Mr. DeHart and may also be limited by applicable banking limitations on golden parachutes. Provision of Mr. DeHart's severance benefits under the Agreement may be delayed for six months pursuant to tax law limitations on the commencement of nonqualified deferred compensation after separation from service.

     Except with respect to the Other Benefits, Mr. DeHart's right to receive the above payment shall be reduced and subject to recovery by the Corporation in the amount and to the extent Mr. DeHart earns compensation within 12 months of the termination date as a result of subsequent employment by a banking institution located within 50 miles of any location where the Corporation or any of its affiliates has an office.

     Notwithstanding the foregoing, the agreement will terminate upon Mr. DeHart's cessation of employment in a noncovered termination (as defined in the Agreement), with no obligation of the Corporation other than to pay the Other Benefits mentioned above.

     The Agreement also contains provisions prohibiting Mr. DeHart from disclosing confidential information about the Corporation or any of its affiliates or their respective businesses.

     The Agreement has a three-year term and automatically renews each August 25 for a new three-year term unless (i) the Corporation terminates the agreement, (ii) Mr. DeHart's employment is terminated prior to a change in control, or (iii) if change in control has occurred and Mr. DeHart ceases employment as a result of a noncovered termination.

     The foregoing summary is qualified in its entirety by reference to the full text of this Agreement, a copy of which is filed as Exhibit (10)CC to this report, which is incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.

      (d)  Exhibits

           (10)CC Change in Control Agreement, dated August 25, 2006, between FNB Corporation and David W. DeHart

                                 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            FNB CORPORATION
                                              (Registrant)

                                            /s/ William P. Heath, Jr.
                                            William P. Heath, Jr.
                                            President and Chief Executive
                                            Officer


Date:  August 25, 2006